Exhibit 10.27(f)

Terms of Separation for Linda G. Havard

From: Shapiro, Howard
To: Havard, Linda
Date: Mon. Nov. 30 2009
Subject: Separation

Linda,

This will confirm the commitments Playboy has made concerning your separation:

1. Your employment will terminate effective as of the end of the business day on December 31, 2009.

2. Playboy will reimburse you for the reasonable costs of up to 12 months of outplacement, with a service provider of your choice.

3. Playboy will pay any legal fees you’ve incurred up to November 19, 2009 concerning your separation.

4, If on or before February 28, 2010 there is a “Potential Change in Control” as defined in your Amended and Restated Severance Agreement, then on the closing of a Change in Control of Playboy your severance benefits will cease and you will instead be entitled to the benefits of your Amended and Restated Severance Agreement, according to its terms; provided that such closing occurs within 2010.  However, any payment to you under the Amended and Restated Severance Agreement will be reduced by any severance pay you receive under your 12-month severance agreement between December 31, 2009 and the date of closing of such Change in Control.

5. As to the Company’s D&O policy, while you remain a Playboy employee, you will be entitled to the same D&O coverage afforded to the Company’s other directors and officers.  Once you cease being a Playboy employee, you will be entitled to that D&O coverage afforded to former officers of the Company.

6. You will be paid for 35 vacation days.

7. As long as you are receiving severance pay under your 12 month severance agreement, you will remain covered by Playboy’s group health benefit plans (including, without limitation, medical, dental and vision benefits), at the same employee contribution rate and plan benefits applicable to active employees.

8. You may elect to continue your health insurance coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), paying premiums as they become due, after the severance pay set out in paragraph 7. above has ceased.  Coverage may be continued for you under COBRA for up to eighteen (18) months.

With best wishes,

Howard S. Shapiro

Executive Vice President, Law and Administration
General Counsel and Secretary